NATIONS FUND TRUST

                        (A Massachusetts Business Trust)

                        AMENDMENT TO DECLARATION OF TRUST

         The undersigned, Secretary of Nations Fund Trust (the "Trust"), hereby certifies that the Board of Trustees of the Trust duly adopted the following votes at a meeting held on January 26, 1995:

                  VOTED, that the name of Nations Special Equity Fund be, and it hereby is, changed to Nations Disciplined Equity Fund; and

                  FURTHER VOTED, that the changes contemplated by the foregoing votes shall become effective on such date as the Officers of the Trust, with advice of counsel, deem appropriate; and

                  FURTHER VOTED, that the Officers of the Trust be, and each hereby is, authorized and directed to take such actions as that Officer, with advice of counsel, deems necessary or advisable to effectuate the foregoing votes, including, but not limited to, preparing, executing and filing a Certificate of Classification of Shares and/or an Amendment to the Declaration of Trust with the Commonwealth of Massachusetts and the Clerk of the City of Boston reflecting the change in name of Nations Special Equity Fund to Nations Disciplined Equity Fund.

         The foregoing votes remain in full force and effect as of the date hereof.

Dated:        March 24, 1995

                                                      /s/ Richard H. Blank,  Jr.
                                                      --------------------------
                                                      Richard H. Blank, Jr.
                                                      Secretary


Subscribed and sworn to before me this 24
day
/s/  Lynn Broadaway
----------------------
Name:  Lynn Broadaway
My Commission Expires on: 9/14/96